Exhibit 99.1

FOR IMMEDIATE RELEASE July 14, 2008

Investor Contact: Martie Edmunds Zakas

Sr. Vice President - Strategic Planning & Investor Relations

770-206-4237

mzakas@muellerwp.com

Media Contact: John Pensec

Director – Corporate Communications & Public Affairs

770-206-4240

jpensec@muellerwp.com

MUELLER WATER PRODUCTS ANNOUNCES MANAGEMENT CHANGES

ATLANTA—Mueller Water Products, Inc. (NYSE: MWA-B, MWA) announced today that Evan L. Hart has been named senior vice president and chief financial officer, effective July 16, 2008.

Hart, who previously was the Company’s vice president and controller, succeeds Michael T. Vollkommer who has resigned for personal reasons to pursue other interests. Vollkommer has agreed to serve as a consultant to the Company for six months.

“We are delighted to have someone of Evan’s caliber and with his experience leading our finance operations,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “At the same time, Mike played a critical role in establishing Mueller Water Products as a standalone company, and we are sorry to see him leave. But we understand that he wants to pursue other interests, and we wish him all the best.”

Hart joined Mueller Water Products in September 2006 as vice president of financial planning and analysis and was promoted to controller in December 2007. He brings more than 20 years of financial management experience to his new position, including both corporate and divisional operations experience with industry leaders such as Unisource Worldwide, Inc., where he was vice president, controller and treasurer; and Georgia-Pacific Corporation, where he served in positions of increasing responsibility, including division controller, senior manager of financial reporting and internal audit supervisor. He began his career with Price Waterhouse in Birmingham, Ala. and Atlanta, Ga. where he served audit clients in the manufacturing and health care industries. Hart holds a Bachelor of Science degree in accounting and economics from Birmingham-Southern College in Birmingham, Ala. and is a Certified Public Accountant.

The Company also announced today that Kevin G. McHugh has been named vice president and controller, effective July 16, 2008. McHugh has more than 27 years of accounting experience in manufacturing and distribution, most recently as the Company’s vice president, financial reporting. Prior to joining Mueller Water Products in January 2008, McHugh was corporate controller for Unisource, where he supervised and coordinated all corporate accounting operations. He also served as controller of Roper Industries, Inc. for six years. He began his career in public accounting with Deloitte & Touche. McHugh is a graduate of the University of Notre Dame with a Bachelor of Business Administration degree in Accounting and is a Certified Public Accountant.

1200 Abernathy Road, N.E. | Suite 1200 | Atlanta, GA 30328

www.muellerwaterproducts.com

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings, which are utilized by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With revenues of approximately $1.8 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,500 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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